Exhibit 10.63

ACETO Corporation
4 Tri Harbor Court
Port Washington, NY 11050	William C. Kennally, III
Tel: (516) 478-9525	President and Chief Executive Officer
Fax: (516) 478-9825
www.aceto.com

May 21, 2018

Mr. Steve Rogers

c/o Aceto Corporation

4 Tri Harbor Court

Port Washington, New York 11050

Re:	Enhanced Severance Protection

Dear Steve:

We are pleased to inform you that the Company will provide you with the enhanced severance protection specified below. Capitalized terms used, but not defined herein, shall have the meanings ascribed thereto in that certain Change in Control Agreement by and between you and the Company dated as of the 28th day of February 2017 (the “Change in Control Agreement”). This letter agreement supersedes and replaces your Enhanced Severance Protection dated 28th February 2017.

If, prior to a Change in Control, your employment is terminated by the Company without Cause (other than due to your Disability (as defined below)), in addition to any Accrued Obligations (which shall be paid to you with ten (10) days of your termination date) and any Other Benefits (such Other Benefits to be paid or provided in accordance with the terms of the applicable plan, program or policy in effect from time to time), the Company shall continue to pay your base salary, at the rate then in effect, for the fifteen (15) month period following the date of termination (the “Severance Period”) as severance (the “Severance.”

“Disability” shall mean your inability, due to physical or mental illness, injury or incapacity, to substantially perform your duties and responsibilities, with any legally required reasonable accommodation, for a total of ninety (90) consecutive days or for a total of six (6) months (whether or not consecutive) within any twelve (12) consecutive months.

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The Severance shall be in lieu of any severance payable pursuant to the Company’s Severance Policy, which you shall cease to be eligible to participate in from and after the date hereof. For the avoidance of doubt, in no event shall you be entitled to receive Severance pursuant to this letter agreement in the event your employment is terminated on or after the occurrence of a Change in Control (in which case your right to receive severance, if any, shall be governed by the Change in Control Agreement).

You hereby acknowledge and agree that the provisions of Section 9 (“Covenants”), Section 10 (“Withholding Taxes”), Section 11 (“Scope of Agreement”) and Section 12 (“General Provisions”) of the Change in Control Agreement shall apply to this letter agreement and are hereby expressly incorporated by reference.

Without limitation of Section 12(e) (“Compliance with Code Section 409A”) of the Change in Control Agreement, (i) each payment of Severance hereunder is intended to be treated as a separate payment, and (ii) each payment of Severance hereunder that may be excluded from Section 409A of the Code either as separation pay due to an involuntary “separation from service” or as a short-term deferral will be excluded from Section 409A of the Code to the maximum extent possible. In addition, for purposes hereof and the Change in Control Agreement (which is hereby amended by this sentence), no Change in Control of the Company shall be deemed to occur unless the Change in Control also constitutes a “change in control event” under Treasury Regulation Section 1.409A-3(i)(5).

Your hard work and dedicated service are greatly appreciated.

ACETO CORPORATION

By:	/s/ William Kennally
William Kennally
Chief Executive Officer

Agreed and Accepted:

/s/ Steve Rogers
Steve Rogers